Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Deckers Outdoor Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-113237 and 333-120717) and Form S-8 (Nos. 333-139874, 333-82538, and 333-47097) of Deckers Outdoor Corporation of our report dated August 11, 2011, with respect to the balance sheet of Sanuk U.S.A., LLC as of December 31, 2010, and the related statements of income, Members’ equity, and cash flows for the year then ended, which report appears in Amendment No. 1 to Form 8-K of Deckers Outdoor Corporation dated July 1, 2011.

/s/ KPMG LLP

Los Angeles, California

September 16, 2011